Exhibit 99.1

SELECT INTERIOR CONCEPTS ACQUIRED BY AFFILIATE OF SUN CAPITAL PARTNERS

•   Shareholders receive $14.50 per share in all-cash transaction

Atlanta, Georgia – October 21, 2021 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier distributor of interior building products, today announced that it has been acquired by an affiliate of Sun Capital Partners, Inc. (“Sun Capital”), a global private equity fund.

The buyer paid SIC shareholders $14.50 per share in cash, which represents a 32% premium over SIC’s closing price and a 42% premium over its 30-day volume-weighted average price of $10.20 on August 6, 2021.

SIC Chairman Brett G. Wyard commented, “We are very pleased to have completed this transaction, which represents the final step in a multi-phase program to maximize SIC’s value for our shareholders and other stakeholders.”

“As we committed, the management team delivered shareholder value. I am very proud of all employees for their focus and dedication.  The acquisition of SIC by an affiliate of Sun Capital has been well received and supported by our customers, partners and employees and provides them with a wide array of exciting new opportunities,” added Bill Varner, Chief Executive Officer of SIC.

Jeremy Stone, Managing Director at Sun Capital, said, “As an active investor in the building materials sector, we are looking forward to supporting ASG’s strong management team in the next stage of growth, capitalizing on new market opportunities and helping drive its success."

With the completion of the transaction, SIC is becoming a privately held company and shares of SIC common stock will no longer be listed on any public markets.

RBC Capital Markets, LLC and Truist Securities, Inc. served as financial advisors and Alston & Bird LLP served as legal advisor to SIC.

Raymond James & Associates, Inc. served as financial advisor and both Kirkland & Ellis LLP and Klehr Harrison Harvey Branzburg LLP served as legal advisors to the Sun Capital affiliate.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier distributor of interior building products with leading market positions in highly attractive markets. Its Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as PentalQuartz and MetroQuartz. For more information, visit: www.selectinteriorconcepts.com.

ABOUT SUN CAPITAL PARTNERS, INC.

Sun Capital Partners, Inc. is a global private equity firm focused on partnering with outstanding management teams to accelerate value creation. Since 1995, Sun Capital has invested in more than 425 companies worldwide with revenues in excess of $50 billion across a broad range of industries and transaction structures. The firm has built a reputation as a trusted partner, recognized for its operational experience. Sun Capital focuses on defensible businesses in growing markets with tangible performance improvement opportunities in the Business Services, Consumer, Healthcare, Industrial, and Technology sectors. The firm has offices in Boca Raton, Los Angeles and New York, and an affiliate with offices in London.

CONTACTS:

Investor Relations:
Joshua Large
(470) 548-7370
ir@sicinc.com